                                    Three months ended          Nine months ended
                                        December 31,               December 31,
                                  -----------------------    -----------------------
                                     1999         1998          1999         1998
                                  ----------   ----------    ----------   ----------
Net income as reported . . . . .  $1,274,000   $  836,000    $3,525,000   $2,896,000
                                   =========    =========    ==========   ==========

BASIC:
    Weighted average number of
      common shares outstanding. . 4,816,458    4,844,969     4,808,951    4,879,590
                                   =========    =========     =========    =========
  Basic net income per share . . .     $0.26        $0.17         $0.73        $0.59
                                   =========    =========     =========    =========

DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding. . 4,816,458    4,844,969     4,808,951    4,879,590
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . . .   360,784      138,799       301,484      180,945
                                   =========    =========     =========    =========
    Shares used in the
      computation. . . . . . . . . 5,177,242    4,983,768     5,110,435    5,060,535
                                   =========    =========     =========    =========

  Diluted net income per share . .     $0.25        $0.17         $0.69        $0.57
                                   =========    =========     =========    =========


All number of shares data has been retroactively restated to reflect a 3-for-2 stock split distributed September 23, 1999.